iShares Trust

Screen #2 attachment for funds beyond series 99

157        ISHARES MSCI ALL PERU CAPPED INDEX FUND             N
170                ISHARES MSCI INDONESIA INVESTABLE MARKET INDEX FUND N
171                ISHARES MSCI IRELAND CAPPED INVESTABLE MARKET INDEX N
172        ISHARES MSCI POLAND INVESTABLE MARKET INDEX FUND    N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://us.ishares.com/library/docs/annual_reports.htm